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                                                                     Exhibit 8.1

               [Letterhead of Luse Gorman Pomerenk & Schick, P.C.]

(202) 274-2000

November 1, 2002

Board of Directors
First Niagara Financial Group, Inc.
6950 South Transit Road
Lockport, NY 14095

Board of Directors
Finger Lakes Bancorp, Inc.
470 Exchange Street
Geneva, New York 14456-0353

Ladies and Gentlemen:

     We have acted as counsel to First Niagara Financial Group, Inc., a Delaware corporation (the "Company"), in connection with the planned merger of Finger Lakes Bancorp, Inc., a Delaware corporation ("Finger Lakes Bancorp") with and into the Company, pursuant to the Agreement and Plan of Reorganization, dated as of July 21, 2002 by and between First Niagara Financial Group, MHC, First Niagara Financial Group, Inc., New First Niagara Financial Group, Inc., First Niagara Bank and Finger Lakes Bancorp, Inc. and Savings Bank of the Finger Lakes, FSB. (the "Merger Agreement") as described in the Proxy Statement-Prospectus (the "Proxy Statement/Prospectus") of the Company and Finger Lakes Bancorp, which is part of the registration statement on Form S-4 of the Company, to which this opinion is attached as an exhibit. Capitalized terms used and not defined herein shall have the same meaning set forth in the Merger Agreement.

     For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent that: (i) the Merger will be completed in the manner set forth in the Merger Agreement and Proxy Statement/Prospectus and the covenants and representations described therein will be complied with in all respects; (ii) the representations contained in the letters of representation from the Company and Finger Lakes Bancorp to us (the "Representation Letters"), will be true and complete at the Effective Time as if made at the Effective time; and (iii) any representations made in the Representations Letters "as of the date hereof" or "to the best knowledge of" are true, correct and complete and will be true, correct and complete at the Effective Time. We hereby confirm our opinion set forth in the Proxy Statement/Prospectus under the heading "THE MERGER AND THE MERGER AGREEMENT - - Material United States Federal Income Tax Consequences of the Merger".

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Board of Directors
First Niagara Financial Group, Inc.
Board of Directors
Finger Lakes Bancorp, Inc.
November 1, 2002
Page 2

     We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 of the Company and the reference to us in the Proxy Statement/Prospectus under the heading "THE MERGER AND THE MERGER AGREEMENT - - Material United States Federal Income Tax Consequences of the Merger". By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, amended or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,


                                               /s/ Luse Gorman Pomerenk & Schick
                                               ---------------------------------
                                               LUSE GORMAN POMERENK & SCHICK,
                                               A Professional Corporation